UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 29, 2010

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey		08830
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  732-404-1117

________________________________________________________
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement
Item 1.02  Termination of a Material Definitive Agreement

Effective November 29, 2010, we entered into termination agreements (the “Termination Agreements") with Mr. Robert Hickey and Dr. Eli Pines, pursuant to which our employment relationship with each of such executives will terminate on November 30, 2010.  Thereafter and until the earlier of consummation of the previously announced proposed merger with Pathfinder, LLC (www.pathfindercelltherapy.com) (the “Merger”) or January 31, 2011, the executives have agreed to continue to serve in their current officer capacities on a part-time consulting basis at an agreed hourly rate.  Mr. Hickey has agreed to continue to serve as a director of our company for the same period and at the same rate.  The consulting period may be terminated early by either party, provided that Mr. Hickey has agreed to provide two weeks’ prior notice of early termination.

Upon consummation of the proposed Merger, each executive will be granted (i) a lump sum cash payment equal to three months’ base salary (the “Cash Amount”), provided that such amount shall not become payable unless and until we or Pathfinder, LLC shall have raised a minimum of $3 million in gross cash proceeds since September 1, 2010, and (ii) non-qualified stock options to purchase a number of shares of our common stock as is equal to the quotient obtained by dividing the Cash Amount by the closing price of our common stock on the trading day immediately preceding consummation of the proposed Merger (the “Closing Price”). The stock options shall be vested and exercisable in full immediately upon grant, shall have an exercise price equal to fair market value on the date of grant (as reflected by the Closing Price) and shall have a term of three years.  In addition, neither the shares acquired pursuant to exercise of the stock options nor interests therein may be sold, transferred or otherwise disposed of during the two years following consummation of the proposed Merger without our prior written consent.  In addition, through February 28, 2011 we have agreed to fund the costs of participation in our group health insurance plans for each of such executives and their spouses, as well as contributions on behalf of such executives to our 401(k) plan, to the extent permitted by law.

Effective November 30, 2010, the existing employment agreements and change of control agreements to which the executives are party shall be automatically terminated and neither our company nor the executives shall have any rights or obligations thereunder, except for certain limited obligations of the executives relating to intellectual property ownership and confidential information, and except that breach by our company of certain obligations under the Termination Agreements can, if not timely cured, trigger reinstatement of the change of control agreements.  The Termination Agreements contain non-solicitation and non-disparagement provisions as well as mutual releases.  The parties’ rights and obligations under indemnification agreements previously entered into with the executives remain unaffected by the Termination Agreements.

Section 2 – Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Section 1 above.

Section 5  Corporate Governance and Management

Section 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e)

See Section 1 above.

Section 8 - Other Events

Item 8.01 Other Events.

We continue to negotiate the terms of a definitive agreement covering the proposed Merger of our company with Pathfinder, LLC.  Pending consummation of the proposed Merger and subject to any restrictions that may be contained in the definitive agreement, we will consider alternative third party proposals consistent with applicable fiduciary duties and our desire to maximize shareholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SyntheMed, Inc.

Date: November 30, 2010	By:	/s/ Robert P. Hickey
Robert P. Hickey
President, CEO and CFO